Exhibit 4.3

EXECUTION VERSION

CONVERTIBLE PROMISSORY NOTE

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, HOLDER ACKNOWLEDGES THAT THIS CONVERTIBLE PROMISSORY NOTE, THE INDEBTEDNESS EVIDENCED BY THIS NOTE AND THE EXERCISE OF ANY RIGHT OR REMEDY BY HOLDER ARE SUBORDINATE TO THE SENIOR DEBT (AS DEFINED BELOW) IN THE MANNER AND TO THE EXTENT SET FORTH IN SECTION 7 AND THE OTHER PROVISIONS OF THIS NOTE.

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED, OR HYPOTHECATED UNTIL REGISTERED UNDER SUCH ACT, OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL OR OTHER EVIDENCE, REASONABLY SATISFACTORY TO THE COMPANY AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED.

CONVERTIBLE PROMISSORY NOTE

$13,000,000.00	July 18, 2016

FOR VALUE RECEIVED, Differential Brands Group Inc., a Delaware corporation (the “Company”), hereby unconditionally promises to pay to Tengram Capital Fund II, L.P., a Delaware limited partnership, or its registered assigns (the “Holder”), in dollars in lawful currency of the United States and in immediately available funds, the principal amount of (a) THIRTEEN MILLION AND 00/100 ($13,000,000.00), or, if less, (b) the unpaid principal amount of this Convertible Promissory Note (as amended, restated, supplemented or otherwise modified, this “Note”), in either case, together with all interest thereon.

1.                                      Maturity.  To the extent not previously converted into newly issued shares of the Company’s Class A-1 Preferred Stock (“Class A-1 Preferred Shares”) in accordance with Section 3 below, subject to the provisions of Section 7 below, the Company shall repay the entire unpaid principal outstanding balance together with all accrued and unpaid interest thereon on January 18, 2017 (the “Maturity Date”).

2.                                      Interest.  Interest shall begin to accrue on the unpaid principal balance of this Note commencing on the date hereof and continuing until repayment of this Note in full at the rate of 3.75% per annum payment-in-kind interest, which shall compound and be added to the principal balance of this Note on the first day of each calendar month commencing August 1, 2016 and, subject to the provisions of Section 7, be payable in full in cash on the Maturity Date, in each case, calculated on the basis of a 360 day year and actual days elapsed.  Subject to the terms of Section 7 below, all such interest, to the extent not previously paid, shall be payable (whether in cash, in kind or pursuant to a conversion into Class A-1 Preferred Shares in accordance with Section 3 below), upon the Maturity Date, or upon any voluntary prepayment of this Note prior to the Maturity Date.

3.                                      Conversion.  The outstanding principal balance under this Note plus accrued interest thereon is convertible on the following basis:

(a)                                 Upon the earlier to occur of (i) the election of the Holder or (ii) if this Note has not been repaid in full in cash on such date, the Maturity Date, all of the outstanding principal balance of this Note, together with any accrued and unpaid interest thereon, shall be converted into Class A-1 Preferred Shares at a price per share equal to $3.00 per share (as it may be adjusted from time to time, the “Conversion Price”), as calculated by the Holder.  Upon each such conversion, the Holder shall be entitled to the rights and privileges, including, without limitation, voting rights, registration rights, liquidation preferences and other rights, with respect to such Class A-1 Preferred Shares as set forth in the Company’s certificate of incorporation.

(b)                                 In the event of any recapitalization, stock split, stock dividend, reverse stock split, issuance of capital stock of the Company after the date hereof, distribution by the Company upon its capital stock or similar event, the Company and the Holder shall negotiate in good faith to adjust the Conversion Price to equitably preserve the value of the Note after giving effect to such issuance or distribution.

(c)                                  The Company shall reserve, until this Note has been fully repaid or converted into securities in accordance herewith, such Class A-1 Preferred Shares as the Holder is entitled to receive upon conversion of this Note in accordance with this Section 3.  Prior to the issuance of any Class A-1 Preferred Shares (or any instrument exercisable for or converted into equity securities) and whenever otherwise required, the Company will amend its certificate of incorporation to ensure that there is a sufficient quantity of such securities into which this Note can be converted.

(d)                                 The Class A-1 Preferred Shares shall have substantially all of the same rights, properties and privileges of the Class A Preferred Stock, except that such Class A-1 Preferred Shares shall (i) contain only standard anti-dilution adjustments, (ii) contain no conversion price adjustment set forth in Section 6(e) of the Class A Preferred Stock, (iii) not in the aggregate be convertible (when aggregated with any other issuances of the Company’s to the extent required pursuant to applicable NASDAQ listing rules) into more than 1,610,620 shares of the common stock of the Company (subject to adjustment for stock splits and combinations), and (iv) have as-converted voting rights only to the extent such shares are convertible into common stock, unless permitted to do so in compliance with applicable NASDAQ listing rules.  Such Class A-1 Preferred Shares will contain covenants obligating the company to obtain shareholder approval to the extent required to allow full conversion and voting rights of all Class A-1 Preferred Shares.

4.                                      Representations and Warranties of the Company.  The Company hereby represents and warrants to the Holder as follows:

(a)                                 The Company is a corporation duly incorporated, validly existing and in good standing under, and by virtue of, the laws of the State of Delaware and has all requisite corporate power and authority to own its properties and assets and to carry on its business as now conducted and as presently proposed to be conducted.

(b)                                 The Company has reserved 4,500,000 Class A-1 Preferred Shares for possible issuance upon the conversion of this Note (the “Conversion Shares”).  There are no options, warrants, conversion privileges or other rights, or agreements with respect to the issuance thereof, presently outstanding to purchase any of the Conversion Shares.

(c)                                  All corporate action on the part of the Company and its officers, directors and stockholders necessary for (a) the authorization, execution and delivery of, and the performance of all obligations of the Company under this Note, (b) the authorization, issuance, execution and delivery of this Note by the Company and (c) the authorization, issuance, reservation for issuance and delivery by the Company of all of the Conversion Shares has been taken.  This Note constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors’ rights generally and to general equitable principles.  All consents, approvals and authorizations of, and registrations, qualifications and filings with, any federal or state governmental agency, authority or body, or any third party, required in connection with the execution, delivery and performance of this Note and the consummation of the transactions contemplated hereby have been obtained.

(d)                                 The outstanding shares of the capital stock of the Company are duly and validly issued, fully paid and non-assessable, and such shares of such capital stock, and all outstanding options and other securities of the Company have been issued in full compliance with the registration and prospectus delivery requirements of the Securities Act of 1933, as amended (the “Act”), and the registration and qualification requirements of all applicable state securities laws, or in compliance with applicable exemptions therefrom, and all other provisions of applicable federal and state securities laws, including, without limitation, anti-fraud provisions.

(e)                                  As of the date hereof, the Company has duly authorized, executed and issued to the Holder valid and legally binding warrants convertible, at the option of the Holder, into 500,000 shares of the common stock of the Company, at a price of $3.00 per share.  Such warrants have been issued in full compliance with the registration and prospectus delivery requirements of the Act and the registration and qualification requirements of all applicable state securities laws, or in compliance with applicable exemptions therefrom, and all other provisions of applicable federal and state securities laws, including, without limitation, anti-fraud provisions.

5.                                      Representations and Warranties of the Holder.  The Holder represents and warrants to the Company as follows:

(a)                                 The Holder acknowledges that it has had an opportunity to discuss the business, affairs and current prospects of the Company with its officers.  The Holder further acknowledges having had access to information about the Company that it has requested.  The Holder acknowledges that it is able to fend for itself in the transactions contemplated by this Note and has the ability to bear the economic risks of its investment pursuant to this Note.

(b)                                 This Note and the securities issuable upon exercise or conversion thereof will be acquired by the Holder for its own account, not as a nominee or agent, and not with a view to or in connection with the sale or distribution of any part thereof.

(c)                                  The Holder understands that the issuance of this Note will not be registered under the Act on the grounds that the issuance provided for in this Note is exempt from registration under of the Act, and that the reliance of the Company on such exemption is predicated in part on the Holder’s representations set forth in this Note.  The Holder understands that this Note and the securities issuable upon exercise or conversion thereof are restricted securities within the meaning of Rule 144 under the Act, and must be held indefinitely unless they are subsequently registered or an exemption from such registration is available.

6.                                      Default.  For purposes of this Note, the term “Event of Default” shall include any of the following:

(a)                                 the Company shall fail to pay any principal of any Note, any interest or any other amounts payable hereunder when the same shall become due and payable;

(b)                                 any representation or warranty made by the Company under or in connection with this Note shall prove to have been incorrect when made; or

(c)                                  the filing of a petition in bankruptcy or under any similar insolvency law by the Company, the making of an assignment for the benefit of creditors, or if any involuntary petition in bankruptcy or under any similar insolvency law is filed against the Company and such petition is not dismissed within sixty (60) days after the filing thereof.

After the occurrence of an Event of Default, the Holder may, at its option, (or in the case of an Event of Default under clause (c) above, will automatically) accelerate repayment of the outstanding principal balance, together with interest thereon in which case, subject to the provisions of Section 7 below, all such amounts due hereunder shall be due and payable immediately (whether in cash, in kind or pursuant to a conversion into Class A Preferred Shares in accordance with Section 3 below).

7.                                      Subordination.

(a)                                 Definitions.  For purposes of this Section 7, the following terms shall have the meanings set forth below:

“Enforcement Action” shall mean (a) to take from or for the account of the Company or any other person or entity, by set-off or in any other manner, the whole or any part of any moneys which may now or hereafter be owing with respect to all or any portion of the Subordinated Obligations, (b) to initiate or participate with others in any suit, action or proceeding against the Company or any other person or entity to (i) to sue for or enforce payment of the whole or any portion of the Subordinated Obligations, (ii) commence or join with other persons or entities to commence a Proceeding, or (iii) commence judicial enforcement of any of the rights and remedies under this Agreement, any other applicable document or agreement, or applicable law with respect to all or any portion of the Subordinated Obligations, (c) to accelerate all or any portion of the Subordinated Obligations, (d) to take any action to enforce any rights or remedies with respect to all or any portion of the Subordinated Obligations, (e) to exercise any put option or to cause the Company or any other person or entity to honor any redemption or mandatory prepayment of all or any portion of the Subordinated Obligations, or (f) to take any action with respect to all or any portion of the Subordinated Obligations under the provisions of any state, federal or other law, including, without limitation, the Uniform Commercial Code, or under any contract or agreement, to enforce, foreclose upon, take possession of or sell any property or assets of the Company or any other person or entity.  For the avoidance of doubt, the conversion of the Subordinated Obligations, in whole or in part, into Class A-1 Preferred Shares in accordance with Section 3 and the receipt of payments permitted under clause (c) of this Section 7 shall not constitute an Enforcement Action.

“Payment in Full” or “Paid in Full” means all of the Senior Debt (other than unasserted contingent indemnification obligations) has been indefeasibly paid in full in cash and all of the commitments to lend under each of the Senior Debt Agreements have been terminated

“Proceeding” shall mean any voluntary or involuntary insolvency, bankruptcy, receivership, custodianship, liquidation, dissolution, reorganization, assignment for the benefit of creditors, appointment of a custodian, receiver, trustee or other officer with similar powers or any other proceeding for the liquidation, dissolution or other winding up thereof.

“Refinancing Senior Debt Agreements” shall mean any agreements, instruments and documents which evidence the refinancing or replacement, in whole or in part, of any of the Senior Debt.

“Senior Creditors” shall mean the Senior Term Agent, the Senior Lenders and any other holder of all or any portion of the Senior Debt.

“Senior Debt” shall mean all Senior Term Debt and all Senior Revolving Debt.

“Senior Debt Agreements” shall mean (i) the Senior Term Debt Agreements and (ii) the Senior Revolving Debt Agreements.

“Senior Intercreditor Agreement” shall mean that certain Intercreditor Agreement, dated as of January 28, 2016, by and between Senior Term Agent and Senior Revolving Lender, as amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“Senior Lenders” shall mean the Senior Term Lenders and the Senior Revolving Lender

“Senior Revolving Credit Agreement” shall mean that certain Credit and Security Agreement, dated as of January 28, 2016, as amended, restated, supplemented, replaced, refinanced or otherwise modified from time to time, among the Company, as a “Borrower”, the other parties thereto as “Borrowers” and “Guarantors”, and Wells Fargo Bank, National Association, as “Lender”.

“Senior Revolving Debt” shall mean all “Obligations” (as defined in the Senior Revolving Credit Agreement), together with all other obligations, liabilities and indebtedness of every nature of the Company or any other Loan Party (as defined in the Senior Revolving Credit

Agreement) from time to time owing under any and all of the Senior Revolving Debt Agreements, in each case, including, without limitation, the principal amount of all debts, claims and indebtedness, accrued and unpaid interest and all fees, costs and expenses, whether primary, secondary, direct, contingent, fixed or otherwise, heretofore, now and from time to time hereafter owing, due or payable, whether before or after the filing of a Proceeding under Title 11 of the United States Code, as amended from time to time and any successor statute and all rules and regulations promulgated thereunder, in each case together with any interest, fees, expenses or other amounts accruing thereon after the commencement of a Proceeding, without regard to whether or not such interest, fees, expenses or other amounts are an allowed claim.

“Senior Revolving Debt Agreements” shall mean (i) the Senior Revolving Credit Agreement, together with any agreements, instruments and documents related thereto and executed in connection therewith, and (ii) any applicable Refinancing Senior Debt Agreements, in each case as such agreements, instruments and documents may be amended, restated, supplemented, replaced, refinanced or otherwise modified from time to time.

“Senior Revolving Lender” shall mean Wells Fargo Bank, National Association, as the lender under the Senior Revolving Credit Agreement, together with its successors and assigns in such capacity.

“Senior Term Agent” shall mean TCW Asset Management Company, as administrative agent for the Term Lenders under the Senior Term Credit Agreement (or any other applicable Senior Debt Agreement), together with its successors and assigns in such capacity.

“Senior Term Credit Agreement” shall mean that certain Credit and Security Agreement, dated as of January 28, 2016 and as amended, restated, supplemented, replaced, refinanced or otherwise modified from time to time, among the Company, as a “Borrower”, the other parties thereto as “Borrowers” and “Guarantors”, the Senior Term Lenders and the Senior Term Agent.

“Senior Term Debt” shall mean all “Obligations” (as defined in the Senior Term Credit Agreement), together with all other obligations, liabilities and indebtedness of every nature of the Company or any other Loan Party (as defined in the Senior Term Credit Agreement) from time to time owing under any and all of the Senior Term Debt Agreements, in each case, including, without limitation, the principal amount of all debts, claims and indebtedness, accrued and unpaid interest and all fees, costs and expenses, whether primary, secondary, direct, contingent, fixed or otherwise, heretofore, now and from time to time hereafter owing, due or payable, whether before or after the filing of a Proceeding under Title 11 of the United States Code, as amended from time to time and any successor statute and all rules and regulations promulgated thereunder, in each case together with any interest, fees, expenses or other amounts accruing thereon after the commencement of a Proceeding, without regard to whether or not such interest, fees, expenses or other amounts are an allowed claim.

“Senior Term Debt Agreements” shall mean (i) the Senior Term Credit Agreement, together with any agreements, instruments and documents related thereto and executed in connection therewith, and (ii) any applicable Refinancing Senior Debt Agreements, in each case as such agreements, instruments and documents may be amended, restated, supplemented, replaced, refinanced or otherwise modified from time to time.

“Senior Term Lenders” means the lenders from time to time party to the Senior Term Credit Agreement.

“Subordinated Creditors” shall mean the Holder and any other holder of all or any portion of the Subordinated Obligations.

“Subordinated Obligations” shall mean all amounts (including, without limitation, all principal, interest, premiums, indemnities, reimbursements and other payments) payable by the Company or any other person or entity with respect to this Note, together with all other obligations, liabilities and indebtedness of every nature of the Company or any other person or entity from time to time owing in connection with this Note, in each case, including, without limitation, the principal amount of all debts, claims and indebtedness, accrued and unpaid interest and all fees, costs and expenses, whether primary, secondary, direct, contingent, fixed or otherwise, heretofore, now and from time to time hereafter owing, due or payable, whether before or after the filing of a Proceeding under Title 11 of the United States Code, as amended from time to time and any successor statute and all rules and regulations promulgated thereunder, in each case together with any interest, fees, expenses or other amounts accruing thereon after the commencement of a Proceeding, without regard to whether or not such interest, fees, expenses or other amounts are an allowed claim.

“Subordination Provisions” shall mean each of the terns, conditions and other provisions set forth in this Section 7.

(b)                                 Company covenants and agrees, and each Subordinated Creditor likewise covenants and agrees, notwithstanding anything to the contrary contained in this Note, that the payment of all of the Subordinated Obligations shall be subordinate and subject in right and time of payment, to the extent and in the manner set forth in the Subordination Provisions, to the prior Payment in Full of all of the Senior Debt.  Each holder of Senior Debt, whether now outstanding or hereafter created, incurred, assumed or guaranteed, shall be deemed to have acquired Senior Debt in reliance upon the Subordination Provisions.

(c)                                  No payments of any or all of the Subordinated Obligations, including, without limitation, principal, interest, fees or other amounts, whether mandatory or voluntary, whether by setoff or otherwise, shall be made by the Company or any other person or entity, or accepted by any Subordinated Creditor, unless and until all of the Senior Debt has been Paid in Full; provided, that the foregoing restrictions shall not prohibit (i) the payment of accrued interest in kind (but not in cash) in accordance with Section 2, (ii) the repayment of the Subordinated Obligations, in whole or in part, in cash, solely from the proceeds of a substantially concurrent Excluded Equity Issuance (as defined in the Senior Term Credit Agreement) prior to the Maturity Date or (iii) conversion of the Subordinated Obligations, in whole or in part, into Class A-1 Preferred Shares in accordance with Section 3.

(d)                                 If any payment or distribution of assets on account of all or any portion of the Subordinated Obligations not permitted to be made or accepted pursuant to the Subordination Provisions is made and received by or on behalf of any Subordinated Creditor, such payment or distribution of assets shall not be commingled with any of the assets of any Subordinated Creditor, shall be held in trust by the applicable Subordinated Creditor for the benefit of the

Senior Creditors and shall be promptly paid over to the Senior Term Agent (or if the Senior Term Debt has been Paid in Full, to the Senior Revolving Lender) for application (in accordance with the Senior Debt Agreements and the Senior Intercreditor Agreement) to the payment of the Senior Debt then remaining unpaid, until all of the Senior Debt has been Paid in Full.

(e)                                  Until all of the Senior Debt has been Paid in Full, no Subordinated Creditor shall, without the prior written consent of Senior Term Agent and Senior Revolving Lender, take any Enforcement Action.  Any payments or distributions of assets or other proceeds of any Enforcement Action obtained by any Subordinated Creditor in violation of the foregoing prohibition shall in any event be held in trust by the applicable Subordinated Creditor for the benefit of the Senior Creditors and shall be promptly paid over to the Senior Term Agent (or if the Senior Term Debt has been Paid in Full, to the Senior Revolving Lender) for application (in accordance with the Senior Debt Agreements and the Senior Intercreditor Agreement) to the payment of the Senior Debt then remaining unpaid, until all of the until all of the Senior Debt has been Paid in Full.  Without limiting the foregoing, no Subordinated Creditor shall offset against, or otherwise deduct from, any amount owing by any Subordinated Creditor to Company or any other person or entity, any amount owing with respect to the Subordinated Obligations.

(f)                                   In the event of any Proceeding involving the Company or any other obligor of all or any portion of the Subordinated Obligations: (i) all Senior Debt shall first be Paid in Full before any payment or distribution of assets, whether in cash, securities or other property, shall be made to any Subordinated Creditor with respect to all or any portion of the Subordinated Obligations; and (ii) any payment or distribution of assets of the Company or any other obligor of all or any portion of the Subordinated Obligations, whether in cash, securities or other property which would otherwise, but for the terms of the Subordination Provisions, be payable or deliverable in respect of Subordinated Obligations shall be paid or delivered directly to the Senior Term Agent (or if the Senior Term Debt has been Paid in Full, to the Senior Revolving Lender) for application (in accordance with the Senior Debt Agreements and the Senior Intercreditor Agreement) to the Senior Debt until all of the Senior Debt has been Paid in Full; each Subordinated Creditor hereby irrevocably authorizes, empowers and directs any debtor, debtor in possession, receiver, trustee, liquidator, custodian, conservator or other person or entity having authority, to pay or otherwise deliver all such payments and distributions to the Senior Term Agent (or if the Senior Term Debt has been Paid in Full, to the Senior Revolving Lender).

(g)                                  All rights and interest of the Senior Creditors, and all agreements and obligations of the Company and the Subordinated Creditors under each of the Subordination Provisions, shall remain in full force and effect irrespective of: (i) any lack of validity or enforceability of any Senior Debt Agreements; (ii) any change in the time, manner or place of payment of, or any other term of, all or any of the Senior Debt, or any other amendment or waiver of or any release or consent to departure from any of the Senior Debt Agreements; (iii) any exchange, release or non-perfection of any collateral for all or any of the Senior Debt; (iv) any failure of any Senior Creditor to assert any claim or to enforce any right or remedy against any other party hereto under the provisions of any Senior Debt Agreement; (v) any reduction, limitation, impairment or termination of any Senior Debt for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to (and the Company and each Subordinated Creditor hereby waive any right to or claim of) any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of invalidity, illegality, nongenuiness, irregularity, compromise, unenforceability of, or any other event or occurrence affecting, any Senior Debt; and (vi) any other circumstance which might otherwise constitute a defense available to, or a discharge of, the Company or any other person or entity in respect of any Senior Debt or any Subordinated Creditor of any of the Subordination Provisions.

(h)                                 Each Subordinated Creditor acknowledges and agrees that the Senior Creditors may in accordance with the terms of the Senior Debt Agreements, without notice or demand and without negatively affecting or impairing any rights or remedies of any Senior Creditor under the Subordination Provisions and without limiting any obligations of any Subordinated Creditor under the Subordination Provisions: (i) amend, restate, supplement, replace, refinance or otherwise modify any or all of the Senior Debt Agreements; (ii) take or hold security for the payment of any or all of the Senior Debt and exchange, enforce, foreclose upon, waive and release any such security; (iii) apply such security and direct the order or manner of sale thereof as Senior Creditors, in their sole discretion, may determine; (iv) release and substitute one or more endorsers, warrantors, borrowers or other obligors with respect to all or any portion of the Senior Debt; and (v) exercise or refrain from exercising any rights against the Company or any other person or entity with respect to all or any portion of the Senior Debt.  All of the Senior Debt shall continue to be treated as Senior Debt and all of the Subordination Provisions shall continue to govern the relative rights and priorities of the Senior Creditors, on the one hand, and the Subordinated Creditors, on the other, even if all or part of the Senior Debt or the security interests securing the Senior Debt are subordinated, set aside, avoided, invalidated or disallowed for any reason whatsoever.

(i)                                     Each Subordinated Creditor agrees not to initiate, prosecute or participate in any claim, action or other proceeding challenging the enforceability, validity, perfection or priority of all or any portion of the Senior Debt or any liens and security interests securing all or any portion of the Senior Debt.  Each Subordinated Creditor agrees not to initiate or commence any Proceeding involving the Company or any other obligor of all or any portion of the Subordinated Obligations.

(j)                                    Each Subordinated Creditor agrees that, until all of the Senior Debt has been Paid in Full, all of the Subordinated Obligations shall be unsecured obligations and no person or entity, other than the Company, shall guaranty or otherwise be obligated with respect to all or any portion of the Subordinated Obligations.  Any liens and security interests of any Subordinated Creditor securing all or any portion of the Subordinated Obligations, and/or any such guaranties of all or any portion of the Subordinated Obligations, which may exist in breach of the immediately preceding sentence shall be and hereby are subordinated for all purposes and in all respects to all of the liens and security interests of the Senior Creditors and to all of the Senior Debt, regardless of the time, manner or order of perfection of any such liens and security interests, guaranties and/or the Senior Debt.  In the event that any Subordinated Creditor shall at any time have any liens or security interests in respect of all or any portion of the Subordinated Obligations, Senior Term Agent and Senior Revolving Lender shall each be deemed irrevocably authorized by each Subordinated Creditor to file UCC termination statements sufficient to terminate any and all such liens and security interests in favor of any and all Subordinated Creditors, and each Subordinated Creditor shall promptly execute and deliver to each of Senior Term Agent and Senior Revolving Lender, upon its request therefore, such releases and terminations as Senior Term Agent or Senior Revolving Lender shall request to effect the release of such liens and security interests and/or of such guaranties of such Subordinated Creditor.  In furtherance of the foregoing and the other Subordination Provisions, each Subordinated Creditor hereby irrevocably appoints each of Senior Term Agent and Senior Revolving Lender its attorney-in-fact, with full authority in the place and stead of such Subordinated Creditor and in the name of such Subordinated Creditor or otherwise, to execute and deliver any document or instrument which such Subordinated Creditor may be required to deliver pursuant to this paragraph or any of the other Subordination Provisions.

(k)                                 If, at any time, all or part of any payment with respect to Senior Debt theretofore made by the Company or any other person or entity is rescinded or must otherwise be returned by any Senior Creditor for any reason whatsoever (including, without limitation, the insolvency, bankruptcy or reorganization of the Company or any other person or entity), the Subordination Provisions shall continue to be effective or be reinstated, as the case may be, all as though such payment had not been made and such rescinded or returned payment shall continue to be treated as Senior Debt for all purposes of the Subordination Provisions.

(l)                                     Until all of the Senior Debt has been Paid in Full, without the prior written consent of each of Senior Term Agent and Senior Revolving Lender, none of the Subordination Provisions may be amended, modified, supplemented or waived.  Each Senior Creditor is an intended third party beneficiary of all of the terms of the Subordination Provisions and each Senior Creditor may directly enforce each of the Subordination Provisions against each Subordinated Creditor and each other applicable person or entity. Each Subordinated Creditor (including, without limitation, any assignee of any or all or the Subordinated Obligations) shall at all times be bound by all of the Subordination Provisions as a Subordinated Creditor.

8.                                      Miscellaneous.

(a)                                 The Company hereby waives presentment, demand, protest, notice of dishonor, diligence and all other notices, any release or discharge arising from any extension of time, discharge of a prior party, release of any or all of any security given from time to time for this Note, or other cause of release or discharge other than actual payment in full hereof.

(b)                                 The Holder shall not be deemed, by any act or omission, to have waived any of its rights or remedies hereunder unless such waiver is in writing and signed by the Holder and then only to the extent specifically set forth in such writing.  A waiver with reference to one event shall not be construed as continuing or as a bar to or waiver of any right or remedy as to a subsequent event.  No delay or omission of the Holder to exercise any right, whether before or after a default hereunder, shall impair any such right or shall be construed to be a waiver of any right or default, and the acceptance at any time by the Holder of any past-due amount shall not be deemed to be a waiver of the right to require prompt payment when due of any other amounts then or thereafter due and payable.

(c)                                  Time is of the essence hereof.  Upon any Event of Default, subject to the provisions of Section 7, the Holder may exercise all rights and remedies provided for herein and by law or equity, including, but not limited to, the right to immediate payment in full of this Note.

(d)                                 The remedies of the Holder as provided herein, or any one or more of them, or in law or in equity, shall be cumulative and concurrent, and may be pursued singularly, successively or together at the Holder’s sole and absolute discretion, and may be exercised as often as occasion therefor shall occur.

(e)                                  The Company shall, subject to the provisions of Section 7, pay all costs, including attorneys’ fees, incurred by the Holder in the preparation and administration of this Note and in connection with the transactions contemplated hereby, including any amendments or other modifications of this Note and including any such costs incurred in collecting any amounts, interpreting, enforcing or protecting the Holder’s rights under this Note.

(f)                                   If any provisions of this Note would require the Company to pay interest hereon at a rate exceeding the highest rate allowed by applicable law, the Company shall instead pay interest under this Note at the highest rate permitted by applicable law.

(g)                                  This Note shall be governed by and construed in accordance with and the laws of the State of New York applicable to contracts wholly made and performed in the State of New York.

[Signature page follows].

IN WITNESS WHEREOF, each of the undersigned has caused this Note to be executed by its duly authorized officer as of the day and year first above written.

DIFFERENTIAL BRANDS GROUP INC.

By:	/s/ Michael Buckley
Name: Michael Buckley
Title: CEO

[Signature Page to Convertible Promissory Note]

Accepted and Agreed:

TENGRAM CAPITAL FUND II, L.P.

By:	/s/ William Sweedler
Name: William Sweedler
Title: Managing Member

[Signature Page to Convertible Promissory Note]

PAYMENTS OF PRINCIPAL

Date	Amount of Note	Amount of Principal Paid or Prepaid	Unpaid Principal Balance	Notation Made By